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                                                                   Exhibit 10.13

           PREDIX PHARMACEUTICALS HOLDINGS, INC. EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of the 23rd of November, 2003, (the "Effective Date") between Predix Pharmaceuticals Holdings, Inc., a Delaware corporation with its principal place of business at 10 K Gill Street, Woburn, MA 01801 (the "Company"), and Mr. Chen Schor residing at [ADDRESS] (the "Employee").

                                   WITNESSETH:

            WHEREAS, the Company desires to employ the Employee as Chief Business Officer ("CBO") of Predix Pharmaceuticals, Inc, and the Employee desires to accept such employment, all on the terms and conditions specified herein; and

            WHEREAS, the Employee and the Company desire to set forth in writing all of their respective duties, rights and obligations with respect to the Employee's employment by the Company; and

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

            1. Employment. The Company hereby offers to employ the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions hereinafter set forth. The Date of Employment shall be no later than 1 March, 2004 and this agreement shall be predicated on the Company being able to obtain such Visas as are required for the Employee to work in the United States of America as an employee of the Company, and the company undertakes to use its reasonable endeavors to obtain such Visas so that they are effective prior to I" March 2004.

            2. Duties. The Employee shall serve as the CBO for the Company and any affiliate or subsidiary of the Company determined by the Company's Board of Directors, and shall perform such duties, functions and responsibilities as are associated with and incident to that position and as the Company may, from time to time, require of him. The Employee shall report to the President and CEO of the Company. The Employee shall serve the Company faithfully, conscientiously and to the best of the Employee's ability and shall promote the interests and reputation of the Company under direction of the President and CEO. Unless prevented by sickness or disability, the Employee shall devote all of the Employee's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Employee's duties may require, to the duties of the Employee's employment. The principal place of employment of the Employee shall be at Employer's Woburn, MA area office and/or such other location as shall be necessary for the Employee to discharge the Employee's duties hereunder. The Employee acknowledges that in the course of employment the Employee may be required, from time to time, to travel on behalf of the Company. The Company recognizes that the Employee will continue to maintain his relationships with venture capital funds, investment entities

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or investment banks and may from time to time consult to them on specific issues, provided that this will not interfere with the Employee's fulfillment of his duties and obligations to the Company, its affiliates and subsidiaries as outlined in this Agreement or otherwise.

The Employee's duties shall include but not be limited to the following: (1) report to the CEO and President; (2) participate as a equal member of the Executive Team, (3) with the CEO, lead efforts to raise the next and subsequent equity rounds and to develop the business of the Company in North America, and/or Europe and/or Israel and/or the Far East, (4) be part of the team negotiating the outlicensing of the Company's proprietary compounds, (5) act as the Secretary of the Company's Board of Directors, and as a Observer to the Board of Directors, (6) Be responsible, supervise, manage and maintain all the financial and legal aspects and duties of the Company including but not limited to those specified in the Board Minutes of the Meeting dated 11th August 2003.

            3. Compensation and Benefits. As full and complete compensation for the Employee's execution and delivery of this Agreement and performance of any services hereunder, the Company shall pay, grant or provide the Employee, and the Employee agrees to accept, the following compensation and benefits, which shall be paid by the Company or any of its affiliates or subsidiaries designated by the Company:

                  a. Base Salary. With effect from the Date of Employment the Company shall pay the Employee a base salary at an annual rate of $200,000.00 payable on the 15th and last day of every month, in accordance with the Company's customary payroll practices that may be adopted or modified from time to time. On an annual basis or at such other times as the Company may determine, the Company will review the Employee's performance and determine whether, in its sole discretion, the Company will increase (but not decrease, except that such salary may be decreased if in connection with a decrease in the salaries of all similarly situated Company executives) the Employee's base salary.

                  b. Bonus. The Employee may be eligible for bonuses from the Company during the course of his employment. The timing and amount of such bonus(es), if any, shall be in the sole discretion of the Company. The criteria to be used in determining any such bonus may include, in the Company's discretion, one or more of the following criteria: individual performance, performance of specific projects, and the Company's performance. The Employee will also be eligible for the following specific bonuses: (i) after the Effective Date, the Employee will be eligible for a one-time special bonus of $20,000.00, to be paid on January 1st 2004 (the Signing Bonus); and (ii) during the twelve month period ending July 31, 2004, the Employee will be eligible for a performance based bonus, to be based upon the Company and the Employee meeting milestones to be set by the Board of Directors. The target amount of the bonus in subsection (ii) shall be $40,000.00 prorated for the number of months of employment, although the Board in the exercise of its sole discretion shall determine the actual bonus payment.

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                  c. Fringe Benefits. The Company shall afford the opportunity to participate in any health care, dental, disability insurance, retirement, savings and any other employee benefits plans, policies or arrangements which the Company maintains for its employees in accordance with the written terms of such plans, policies or arrangements, so long as the Employee meets all applicable eligibility requirements. Nothing in this Agreement shall require the Company or its affiliates to establish, maintain or continue any benefit plans, policies or arrangements or restrict the right of the Company or any of its affiliates to amend, modify or terminate any such benefit plan, policy or arrangement. In addition to the above-mentioned benefit, the Company agrees to provide assistance to the Employee by supporting and sponsoring an application for permanent residency to be made by the Employee.

                  d. Stock and Stock Option Arrangements. All of the Employee's stock and stock options shall be governed by the applicable stock plan and stock option or stock agreement, which provisions shall supersede any statements in this section.

Subject to the approval of the Compensation Committee of the Company's Board of Directors, the Company shall grant to the Employee an option to purchase shares of the Company's common stock. Each grant shall be pursuant to the terms and conditions of the Predix Pharmaceuticals Holdings, Inc. 2003 Stock Incentive Plan and the Employee's execution of a standard Predix Pharmaceuticals Stock Option Agreement in the form provided to the Employee by the Company. The Employee acknowledges having received a copy of the Predix Pharmaceuticals Holdings, Inc. 2003 Stock Incentive Plan and unexecuted Stock Option Agreements.

The Employee will be granted 350,000 options to purchase Predix Holdings A Common shares, vesting over 4 years from the Date of Employment with an exercise price of $0.10 per share. These options will be governed by the Predix Pharmaceuticals Holdings, Inc. 2003 Stock Incentive Plan and the related option agreement. The deal valuation per share of A Common Stock is $0.10.

                  e. Expenses. The Employee shall be entitled to reimbursement or payment of reasonable business expenses in accordance with the Company's policies, as the same may be amended from time to time in the Company's sole discretion, following the Employee's submission of appropriate receipts, bills and/or expense reports to the Company in accordance with such policies.

                  f. Relocation Expenses. The Employee shall be entitled to reimbursement or payment of reasonable relocation expenses not to exceed $25,000 in accordance with the Company's policies, as the same may be amended from time to time in the Company's sole discretion, following the Employee's submission of appropriate receipts, bills and/or expense reports to the Company in accordance with such policies. Any expense including but not limited to the purchase of furniture or electrical appliances that is not in accordance with the Company's relocation policies will be reimbursed and regarded as an increase of the Signing Bonus as long as the maximum reimbursement per this section 3(f) shall not exceed $25,000 in total. The Company shall also pay expenses

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in relation to obtaining necessary visa's for the employee to work for the company in the US.

                  g. Time Off. The Employee shall be entitled to twenty (20) WYN (What You Need) days per calendar year, without loss or diminution of compensation. These WYN days shall accrue at the rate of 1.67 WYN days per full month of service, commencing with the Effective Date of this Agreement. Such WYN days shall be taken at such time or times consistent with the needs of the Company's business and in accordance with the Company's policies. The Employee shall further be entitled to the number of paid holidays, and leaves in accordance with the Company's policies as such policies may be amended from time to time or terminated in the Company's sole discretion. The Company currently allows for eleven (11) paid holidays per calendar year.

            4. Non-Competition, Confidentiality, Discoveries and Works:

                  a. Non-Competition: During the period of the Employee's employment at the Company and for six (6) months following the termination, for any reason, of the Employee's employment, the Employee agrees not to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Company, or to assist any other person or entity to compete with the Company either:

                        (i) by producing, developing or marketing, or assisting others to produce, develop or market, or

                        (ii) by accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any entity: (Y) which produces, develops or markets, a product, process, or service which is competitive with those products, processes, or services of the Company, whether existing or planned for in the future; or (Z) on which the Employee has worked, or concerning which the Employee has in any manner acquired knowledge of or had access to Confidential Information (as defined in Section 4(e)(iii) below), during the three (3) years preceding termination of the Employee's employment. Except that the Employee may have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system, of such a company. This section 4(a) shall not apply to an investment entity or a venture capital fund or an investment bank.

                  b. Non-Solicitation: During the period of the Employee's employment at the Company and for twelve (12) months following the termination, for any reason, of the Employee's employment, the Employee agrees that the Employee will not, either on the Employee's own behalf or on behalf of any other person or entity (other than for the benefit of the Company), directly or indirectly, (i) solicit any person or entity that is a customer of the Company, or has been a customer of the Company during the prior twelve (12) months, to purchase any products or services the Company provides to the customer, or (ii) interfere with any of the Company's business relationships.

                  c. No-Hire: During the period of the Employee's employment at the Company and for twelve (12) months following the termination, for any reason, of

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the Employee's employment, the Employee agrees that the Employee will not, either on the Employee's own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of or engagement by the Company any person who is then an employee or contractor of the Company or who was an employee or contractor of the Company within six (6) months of the date of such hiring, soliciting, or encouragement to leave the Company.

                  d. Geographic Scope: The foregoing restrictions shall apply in the "Restricted Area" which means:

                        (i) any competitive business anywhere in the world, given the nature of the Company's business and certain accounts of the Company are national and international in scope and are not dependent on the geographic location of the Employee personnel or the business by which they are employed, and

                        (ii) any location, storefront, address or place of business where a Covered Customer is present and available for solicitation.

The Employee will not circumvent the purpose of any restriction contained in Sections 4(a), 4(b) or 4(c) by engaging in business outside the geographic region covered by the above definition through remote means like telephone, correspondence or computerized communication. "Covered Customer" means those customers, entities and/or persons who did business with the Company and that the Employee either (x) received Confidential Information about in the course of his/her duties, (y) had contact with within the last twenty-four (24) month period of employment by the Company, or (z) supervised contact with within the last twenty-four (24) month period of employment with the Company.

                  e. Confidentiality:

                        (i) During the period of the Employee's employment at the Company and for all time following the termination, for any reason, of the Employee's employment, the Employee shall hold all Confidential Information of the Company in a fiduciary capacity and agrees not to take any action which would constitute or facilitate the Unauthorized use or disclosure of Confidential Information.

The Employee further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Confidential Information and to prevent Unauthorized persons or entities from obtaining or using Confidential Information. The terms "Confidential Information" and "Unauthorized" shall have the meanings set forth in Sections 4(e)(iii) and (iv) of this Agreement respectively.

                        (ii) Promptly upon termination, for any reason, of the Employee's employment with the Company, the Employee agrees to deliver to the Company all property and materials within the Employee's possession or control which belong to the Company or which contain Confidential Information.

                        (iii) As used in this Agreement, the term "Confidential Information" shall mean trade secrets, confidential or proprietary information, and all

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other information, documents or materials, owned, developed or possessed by the
Company, its parents, subsidiaries or affiliates, their respective predecessors and successors, whether in tangible or intangible form, that is not generally known to the public. Confidential Information includes, but is not limited to,
(a) financial information, (b) products, (c) product and service costs, prices, profits and sales, (d) new business ideas, (e) business strategies, (f) product and service plans, (g) marketing plans and studies, (h) forecasts, (i) budgets,
(j) projections, (k) computer programs, (1) data bases and the documentation (and information contained therein), (m) computer access codes and similar information, (n) software ideas, (o) know-how, technologies, concepts and designs, (p) research projects and all information connected with research and development efforts, (q) records, (r) business relationships, methods and recommendations, (s) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (t) training manuals and similar materials used by the Company in conducting its business operations, (u) skills, responsibilities, compensation and personnel files of Company employees, directors and independent contractors, (v) competitive analyses, (w) contracts with other parties, and (x) other confidential or proprietary information that has not been made available to the general public by the Company's senior management.

                        (iv) As used in this Agreement, the term "Unauthorized" shall mean: (a) in contravention of the Company's policies or procedures; (b) otherwise inconsistent with the Company's measures to protect its interests in the Confidential Information; (c) in contravention of any lawful instruction or directive, either written or oral, of a Company employee empowered to issue such instruction or directive; (d) in contravention of any duty existing under law or contract; or (e) to the detriment of the Company.

                        (v) In the event that the Employee is requested by any governmental or judicial authority to disclose any Confidential Information, the Employee shall give the Company prompt notice of such request (including, by giving the Company a copy of such request if it is in writing), such that the Company may seek a protective order or other appropriate relief, and in any such proceeding the Employee shall disclose only so much of the Confidential Information as is required to be disclosed.

                  f. Discoveries and Works: All discoveries and works made or conceived by the Employee during and in the course of his/her employment by the Company, jointly or with others, that relate to the Company's activities shall be owned by the Company. The terms "discoveries and works" include, by way of example, all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae, whether or not patentable or copyrightable, including all rights to obtain, register, perfect and enforce these proprietary interests. The Employee shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Company to evidence or better assure title to such discoveries and works by the Company, assist the Company in obtaining or

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maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his/her employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect its title thereto. Any discoveries and works which, within one (1) year after the termination of the Employee's employment hereunder, are made, disclosed, reduce to a tangible or written form or description, or are reduced to practice by the Employee and which pertain to work performed by the Employee while with, and in his/her capacity as an Employee of, the Company shall, as between the Employee and the Company presumed to have been made during the Employee's employment by the Company.

                  g. Representations, Warranties and Acknowledgements

                        (i) The Employee acknowledges that (a) the Company considers Confidential Information to be commercially and competitively valuable to the Company and critical to its success; (b) Unauthorized use or disclosure of Confidential Information would cause irreparable harm to the Company; and (c) by this Agreement, the Company is taking reasonable steps to protect its legitimate interests in its Confidential Information.

                        (ii) The Employee also acknowledges the competitive and proprietary nature of the Company's business operations. The Employee acknowledges and agrees that a business will be deemed competitive with the Company if it engages in a line of business in which it performs any of the services, conducts research, or develops, manufactures or sells any products provided or offered by the Company or under development by the Company, or any similar products or products fulfilling the same function, whether or not similar, in the Field of Interest (such business to be referred to as a "competitive business"). The term "Field of Interest" currently means discovery and development of drugs acting on G Protein Coupled Receptors and Ion Channels. The Employee further understand that the Company may expand the definition of its Field of Interest at any time by action of its Board of Directors, which new definition will be binding upon the Employee ten (10) days after written notice to the Employee of such change.

The Employee further acknowledges that given the nature of the Company's business, certain accounts of the Company are national and international in scope and are not dependent on the geographic location of the Employee personnel or the business by which they are employed.

                        (iii) The Employee represents and warrants to the Company that he/she is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), that in any way conflicts with or limits the Employee's ability to commence or continue to render services to the Company or that would otherwise limit the Employee's ability to perform all responsibilities in accordance with the terms and subject to the conditions of the Employee's employment.

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                        (iv) The Employee acknowledges that certain accounts are
national and international in scope and the location of the Company's customers is not dependent on the geographic location of the Employee or the Company.

                        (v) The Employee consents and agrees that, during the Employee's employment with Company and thereafter, the Company may review, audit, intercept, access and disclose all communications created, received or sent over the electronic mail and internet access system provided by Company with or without notice to the Employee and that such review, audit, interception, access, or disclosure may occur during or after working hours. The Employee further consents and agrees that the Company may, at any time, access and review the contents of all computers, computer disks, other data storage equipment and devices, files, desks, drawers, closets, cabinets and work stations which are either on Company's premises or which are owned or provided by Company.

                  h. Remedies: In the event of breach or threatened breach by the Employee of any provision of Section 4 hereof, the Company shall be entitled to obtain (i) temporary, preliminary and permanent injunctive relief, in each case without the posting of any bond or other security, (ii) damages and an equitable accounting of all earnings, profits and other benefits arising from such breach, or threatened breach, (iii) recovery of all attorney's fees and costs incurred by the Company in obtaining such relief, (iv) repayment of any severance benefits paid to the Employee pursuant to this Agreement or any severance benefit agreement, plan or arrangement of the Company, and (v) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which Company may incur as a result of said breach or threatened breach. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively, in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

                  i. Early Resolution Conference: This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should the Employee later challenge any provision as unclear, unenforceable, or inapplicable to activity that the Employee intends to engage in, the Employee will first notify Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. The Employee will provide this notification at least fourteen (14) days before the Employee engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive the Employee's right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of both parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.

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            5. Termination of Employment:

                  a. The Employee is an employee at-will, and either the Employee or the Company may terminate the employment relationship at any time for any reason with or without Cause (as defined below). The date upon which the termination of the Employee's employment becomes effective pursuant to this Agreement shall be referred to herein as the "Termination Date." The Termination Date shall be the date upon which any of the following events shall occur:

                        (i) the death of the Employee;

                        (ii) the Disability (as defined below) of the Employee;

                        (iii) the Company's delivery of a written notice to the Employee of a termination of the Employee's employment for Cause (as defined below);

                        (iv) the Company's delivery of a written notice to the Employee of a termination of the Employee's employment Without Cause (as defined below); or

                        (v) resignation by the Employee.

For purposes of this Agreement, the Employee's employment will not be deemed to have terminated upon a Change in Control (as defined below).

                  b. For purposes of this Agreement, the "Disability" of the Employee shall mean the Employee's inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the primary duties of the Employee's employment with or without reasonable accommodation, and which continues for a length of time that exceeds any period of leave following which the Employee may have a right to be restored to the same job or to an equivalent job under federal, state or local law.

                  c. For purposes of this Agreement, the term "Cause" shall mean the Employee's (i) conviction or entry of a plea of guilty or nolo contendere, with respect to any felony; (ii) commission of any act of willful misconduct, gross negligence, fraud or dishonesty; (iii) violation of any term of this Agreement or any written policy of the Company; or (iv) inability to meet the performance objectives for the respective position. Notwithstanding the foregoing, the Company shall not make a determination of "Cause" in any case where the Cause is reasonably curable, in which case the Company shall provide a reasonable opportunity of not less than ten (10) business days for the Employee to cure prior to such a determination. In addition, if termination is pursuant to subsection (iv), a determination of Cause shall only be made after the Company has undergone a performance management process with the Employee and the Employee has not shown ability to perform satisfactorily after a period of not less than thirty (30) days.

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                  d. For purposes of this Agreement, "Without Cause" shall mean for any reason(s) whatsoever (other than the reasons described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), and 5(a)(v) hereof).

                  e. The Employee should give the Company reasonable notice when resigning from the Company. Reasonable notice being defined as two (2) months.

                  f. For purposes of this Agreement, a "Change in Control" of the Company means a sale, transfer or other disposition of all or substantially all of the assets of the Company, or the consummation of a merger or consolidation of the Company or a sale or exchange of capital stock of the Company, in either case as a result of which the stockholders of the Company immediately prior to such transaction own, in the aggregate, less than a majority of the outstanding voting capital stock or equity interests of the surviving or resulting entity.

            6. Payments Upon Termination of Employment.

                  a. Death or Disability. If the Employee's employment hereunder is terminated due to the Employee's death or Disability pursuant to Sections 5(a)(i) or (ii) hereof, the Company shall pay or provide to the Employee, the Employee's designated beneficiary or to the Employee's estate (i) all base salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(g) hereof, in each case which has been earned but unpaid as of the Termination Date; and (ii) any benefits to which the Employee may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof (including, but not limited to, life insurance and disability insurance) in which he/she is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date.

                  b. Termination for Cause or Resignation. If the Employee's employment hereunder is terminated by the Company for Cause pursuant to Section 5(a)(iii) or due to the Employee's resignation pursuant to Section 5(a)(v), the Company shall pay or provide to the Employee (i) all base salary pursuant to
Section 3(a) hereof and any vacation pay pursuant to Section 3(g) hereof, in each case which has been earned but unpaid as of the Termination Date; and (ii) any benefits to which the Employee may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof in which he/she is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date

                  c. Termination Without Cause. If the Employee's employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(iv), the Company shall award the Employee severance pay, The severance pay benefit shall be the continuation of the Employee's then current base pay for a period of six (6) months.

Upon termination, the Employee may be eligible to reinstate health insurance benefits pursuant to COBRA. If the Employee's employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(iv) and Employee is eligible for and elects COBRA coverage, the Company will pay the Employee's premiums for

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continuation of health benefits under COBRA for up to six (6) months following the Termination Date, provided however that the employee shall be entitled to and does in fact remain within the United States and has not taken subsequent employment where such health insurance benefits are available.

In order to be eligible to receive any severance payment or medical benefits pursuant to this paragraph 6, the Employee must sign, prior to receiving such Severance Payment, a valid release and waiver of all claims against the Company relating to the Employee's employment or the termination thereof, in a format to be determined by the Company and must continue to comply with the provisions of
Section 4. No payment shall be made hereunder until at least eight (8) days following the execution and delivery by the Employee of the valid release and waiver.

                  d. No Other Payments. Except as provided in this Section 6, the Employee shall not be entitled to receive any other payments or benefits from the Company due to the termination of the Employee's employment, including but not limited to, any employee benefits under any of the Company's employee benefits plans or arrangements (other than at the Employee's expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the written terms of any pension benefit plan in which the Employee is a participant in which the Company may have in effect from time to time) or any right to severance benefits.

            7. Deductions and Withholding. The Employee agrees that the Company shall withhold from any and all compensation payable under this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld under applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Employee's coverage by and participation in applicable Employee benefit plans, policies or arrangements.

            8. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Employee's employment and supersedes any other prior oral or written agreements between the Employee and the Company and its affiliates. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

            9. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

            10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the choice of laws rules of any state or where the Employee is in fact required to work.

            11. Jurisdiction. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be brought solely in the courts of

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the Commonwealth of Massachusetts or of the United States of America for the
District of Massachusetts and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

            12. Assignability. The obligations of the Employee may not be delegated and, except as expressly provided in Section 6(a) relating to the designation of beneficiaries, the Employee may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Employee agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term "successor" shall mean (with respect to the Company or any of its subsidiaries) any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company. Any assignment by the Company of its rights or obligations hereunder to any affiliate of or successor to the Company shall not be a termination of employment for purposes of this Agreement.

            13. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of
Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

            14. Notices. All notices to the Employee hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

                  Mr. Chen Schor
                  [ADDRESS]

All notices to the Company hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

                  Predix Pharmaceuticals Holdings, Inc.
                  10 K Gill Street
                  Woburn, MA 01801
                  Attention: President and CEO

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.

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

            15. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

            17. Voluntary Agreement. The Employee acknowledges that before entering into this Agreement, the Employee has had the opportunity to consult with any attorney or other advisor of his/her choice, and that this Section 18 of this Agreement constitutes advice from the Company to do so if he/she chooses. The Employee further acknowledges that he/she has read and understands this Agreement and has entered into this Agreement of his/her own free will, and that no promises or representations have been made to him/her by any person to induce him/her to enter into this Agreement other than the express terms set forth herein.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PREDIX PHARMACEUTICALS HOLDINGS, INC.         EMPLOYEE

By. /s/ MICHAEL G. KAUFFMAN, MD               /s/ CHEN SCHOR
    ------------------------------------      ---------------------
    Michael Kauffman, MD, PhD                 Employee signature
    President & Chief Executive Officer       Chen Schor

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